Exhibit 3.1

EXHIBIT A

TO

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

INVO FERTILITY, INC.

I, Steven Shum, hereby certify that I am the Chief Executive Officer of INVO Fertility, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify the following:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”), and the provisions of the NRS, on February 12, 2026, the Board adopted the following resolution determining it desirable and in the best interests of the Corporation and its stockholders for the Corporation to establish a series of Four Thousand (4,000) shares of preferred stock designated as “Series D Convertible Preferred Stock”, none of which shares have been issued, to be issued pursuant to the Asset Purchase Agreement (as defined below) in accordance with the terms of the Asset Purchase Agreement, and which shall be convertible into Common Stock of the Corporation;

RESOLVED, pursuant to authority expressly set forth in the Articles of Incorporation, (i) the establishment of a series of preferred stock designated as the Series D Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized; (ii) the issuance of up to 4,000 shares of Series D Convertible Preferred Stock pursuant to the terms of the Asset Purchase Agreement, dated December 15, 2025, by and among INVO Centers, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Corporation (“Buyer”), Family Beginnings, P.C., an Indiana professional service corporation (“Family Beginnings”) and James Donahue, MD (“Dr Donahue” or the “Seller”)(the “Asset Purchase Agreement”) is hereby authorized; and (iii) the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation that are applicable to the preferred stock of all classes and series) are hereby fixed, and the Certificate of Designation of Series D Convertible Preferred Stock is hereby approved as follows:

TERMS OF SERIES D CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with (as such terms are used in and construed under Rule 144 under the Securities Act of 1933), a Person. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of a Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with a Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with a Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively a Holder and all other Attribution Parties to the Maximum Percentage.

“Approved Stock Plan” means any employee benefit plan or agreement which has been approved by the Board prior to or subsequent to the Initial Issuance Date pursuant to which shares of Common Stock and options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock may be issued to any employee, officer, consultant, or director for services provided to the Corporation in their capacity as such.

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value of $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Price Adjustment Period” means the period commencing on the Initial Issuance Date and ending on February 18, 2029

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Convertible Preferred Stock in accordance with the terms hereof, including the Initial Conversion Shares (as defined below).

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Excluded Securities” means (i) shares of Common Stock or standard options to purchase Common Stock issued or issuable to directors, officers, employees or other service providers of the Corporation for services rendered to the Corporation in their capacity as such pursuant to an Approved Stock Plan (as defined above); (ii) shares of Common Stock issued or issuable upon the conversion or exercise of Convertible Securities (other than shares of Common Stock issued or issuable pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Initial Issuance Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered (other than in accordance with the terms thereof in effect as of the Initial Issuance Date) from the conversion price in effect as of the Initial Issuance Date (whether pursuant to the terms of such Convertible Securities or otherwise), none of such Convertible Securities (other than those issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than those issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Holders; and (iii) securities issued as consideration for the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or bona fide joint venture agreement, provided that such issuance is approved by the majority of the disinterested directors of the Corporation.

“Floor Price” means 20% of the “Minimum Price” (as defined in Rule 5635 of the Rule of the Nasdaq Stock Market) on December 15, 2025, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder” means any holder of Series D Convertible Preferred Stock.

“Initial Issuance Date” means February 18, 2026.

“Issuance Date” means the Initial Issuance Date and each date on which the Corporation issues shares of Series D Convertible Preferred Stock.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the Nasdaq Capital Market.

“Stated Value” shall mean $1,000.00.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

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“Transaction Documents” means the Asset Purchase Agreement, this Certificate of Designation, and each of the other agreements and instruments entered into or delivered by the Corporation or any of the Holders in connection with the transactions contemplated by the Asset Purchase Agreement, all as may be amended from time to time in accordance with the terms thereof.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VWAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 11. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s “Series D Convertible Preferred Stock” and the number of shares so designated shall be 4,000. Series D Convertible Preferred Stock shall have a par value of $0.0001 per share.

(b) The Corporation shall maintain a register of shares of the Series D Convertible Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series D Convertible Preferred Stock Register”), in the name of the Holders thereof from time to time, including the name, address, and electronic mail address of each such Holder. The Corporation may deem and treat the registered Holder of shares of Series D Convertible Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series D Convertible Preferred Stock may be issued solely in book entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series D Convertible Preferred Stock in the Series D Convertible Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such transfer, a new certificate evidencing the shares of Series D Convertible Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

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Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series D Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the beneficial ownership limitation set forth in Section 6(c)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock.

Section 4. Voting Rights; Amendments.

Except as otherwise provided herein or as otherwise required by the NRS, the Series D Convertible Preferred Stock shall have no voting rights.

Section 5. Rank; Liquidation.

(a) The Series D Convertible Preferred Stock shall rank: (i) senior to the Common Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series D Convertible Preferred Stock (“Junior Securities”); (ii) on parity with the Series A Preferred Stock, Series B Preferred Stock, and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series D Convertible Preferred Stock (the “Parity Securities”); and (iii) junior to the Series C-2 Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series D Convertible Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

(b) Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), each Holder shall be entitled to receive, in preference to any Distributions of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities, and pari passu with any Distribution to the holders of the Parity Securities, an equivalent amount of Distributions as would be paid on the Common Stock underlying the Series D Convertible Preferred Stock, determined on an as-converted basis (without regard to the beneficial ownership limitation set forth in Section 6(c)), plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Junior Securities. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series D Convertible Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and holders of Parity Securities in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. A Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

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Section 6. Conversion.

(a)  Optional Conversion. The shares of Series D Convertible Preferred Stock shall be convertible into shares of Common Stock as follows:

(i) Subject to Section 6(c) and Section 6(d), at any time and from time to time, each Holder may, at its option, effect conversions) into a number of shares of Common Stock equal to such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (determined as hereinafter provided) in effect at the time of conversion and then multiplying such quotient by the number of shares of Series D Convertible Preferred Stock to be converted, subject to the beneficial ownership limitation set forth in Section 6(c) (each, an “Optional Conversion”) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its DWAC system (a “DWAC Delivery”).

(ii) The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series D Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within one (1) Trading Day thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series D Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b) Conversion Price. The “Conversion Price” for each share of Series D Convertible Preferred Stock shall be the product of the closing price of the Common Stock on the Principal Market, as reported by Bloomberg, on the Initial Issuance Date, multiplied by one hundred and twenty percent (120%); provided, however, in no event will the Conversion Price upon a Notice of Conversion that is delivered pursuant to Section 6(a)(i) be less than the Floor Price.

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(c) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of the Series D Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series D Convertible Preferred Stock, pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that, after giving effect to such conversion, such Holder together with such Holder’s Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and such Holder’s Attribution Parties shall include the number of shares of Common Stock held by such Holder and such Holder’s Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock subject to the Notice of Conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted Series D Convertible Preferred Stock beneficially owned by such Holder or any of such Holder’s Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by such Holder or such Holder’s Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Series D Convertible Preferred Stock, in determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Holder’s Series D Convertible Preferred Stock without exceeding the Maximum Percentage, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K or other public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation, or (C) any other written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding (any of the foregoing, as applicable, the “Reported Outstanding Share Number”). In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series D Convertible Preferred Stock, by such Holder or such Holder’s Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. If the issuance of Common Stock to a Holder upon conversion of such Holder’s Series D Convertible Preferred Stock results in such Holder and the such Holder’s Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares of Common Stock so issued by which such Holder’s and such Holder’s Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Corporation, a Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and such Holder’s Attribution Parties and not to any other holder of Series D Convertible Preferred Stock that is not an Attribution Party of such Holder. No prior inability to convert all or a portion of such Holder’s Series D Convertible Preferred Stock pursuant to this Section 6(c) shall have any effect on the applicability of the provisions of this Section 6(c) with respect to any subsequent determination of conversion. The provisions of this Section 6(c) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to the extent necessary to correct this Section 6(c) or any portion of this Section 6(c) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(c) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6(c) may not be waived and shall apply to a successor holder of such Holder’s Series D Convertible Preferred Stock. Each Holder hereby acknowledges and agrees that the Corporation shall be entitled to rely on the representations and the other information set forth in any Notice of Conversion and shall not be required to independently verify whether any conversion of Series D Convertible Preferred Stock would cause a Holder (together with such Holder’s Attribution Parties) to collectively beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding after giving effect to such conversion or otherwise trigger the provisions of this Section 6(c).

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(d) Principal Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any shares of Series D Convertible Preferred Stock or otherwise pursuant to this Certificate of Designations if the issuance of such shares would exceed the aggregate number of shares of Common Stock that the Corporation may issue upon conversion of the shares of Series D Convertible Preferred Stock without breaching the Corporation’s obligations under the rules and regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, including rules related to the aggregate offerings under NASDAQ Listing Rule 5635(d), the “Exchange Cap”), except that such limitation shall not apply if the Corporation (1) obtains the approval of its stockholders as required by the applicable rules and regulations of the Principal Market for issuances of Common Stock in excess of such amount or (2) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split, or similar transaction. Until such approval or such written opinion is obtained, no Holder shall be issued in the aggregate, upon conversion of any shares of Series D Convertible Preferred Stock, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Initial Issuance Date multiplied by (ii) the quotient of (1) the aggregate number of shares of Series D Convertible Preferred Stock issued to such Holder on the Initial Issuance Date divided by (2) the aggregate number of shares of Series D Convertible Preferred Stock issued to the Holders on the Initial Issuance Date (with respect to each Holder, the “Exchange Cap Allocation”). If any Holder shall sell or otherwise transfer any of such Holder’s shares of Series D Convertible Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such shares of Series D Convertible Preferred Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of a holder’s shares of Series D Convertible Preferred Stock, the difference (if any) between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder upon such holder’s conversion in full of such shares of Series D Convertible Preferred Stock shall be allocated, to the respective Exchange Cap Allocations of the remaining holders of shares of Series D Convertible Preferred Stock on a pro rata basis in proportion to the shares of Common Stock underlying the shares of Series D Convertible Preferred Stock then held by each such holder of shares of Series D Convertible Preferred Stock.

(e) Mechanics of Conversion

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), three (3) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series D Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series D Convertible Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series D Convertible Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series D Convertible Preferred Stock unsuccessfully tendered for conversion to the Corporation.

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(ii) Obligation Absolute. Subject to Section 6(c) and Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(e)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(c) and Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(e)(i) above, if a Holder shall elect to convert any or all of its Series D Convertible Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series D Convertible Preferred Stock of such Holder shall have been sought and obtained by the Corporation. In the absence of such injunction, the Corporation shall, subject to Section 6(c) and Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(e)(i) above, issue Conversion Shares upon a properly noticed conversion.

(iii) Authorized Share Conversion Limitation. Notwithstanding anything in this Certificate of Designations to the contrary (but, subject to the reservation requirements set forth in Section 6(e)(4) hereof), the Holder may not convert any portion of the outstanding Series D Convertible Preferred Stock to the extent such conversion would require the Company to issue shares of Common Stock in excess of the Company’s then sufficient authorized and unissued shares of Common Stock.

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(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of outstanding shares of Series D Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series D Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(v) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series D Convertible Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

(vi) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series D Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series D Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series D Convertible Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series D Convertible Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Convertible Preferred Stock.

Section 7. Rights Upon Issuance of Other Securities.

(a) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever during the Conversion Price Adjustment Period, the Corporation grants, issues or sells (or enters into any agreement or publicly announces its intention to grant, issue or sell), or in accordance with this Section 7(a) is deemed to have granted, issued or sold, any shares of Common Stock (including the grant, issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such grant, issuance or sale or deemed grant, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such Dilutive Issuance;

“CP1” shall mean the Applicable Price in effect immediately prior to such Dilutive Issuance;

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“A” shall mean the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such Dilutive Issuance or upon conversion or exchange of Convertible Securities (including the Series D Convertible Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Dilutive Issuance were at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such shares of Common Stock issued in such Dilutive Issuance.

For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(a)), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting, issuance or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration consisting of cash, debt forgiveness, assets or any other property received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

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(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells (or enters into any agreement to issue or sell) any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Convertible Securities for such price per share. For purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one share of Common Stock upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable consisting of cash, debt forgiveness, assets or other property by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) Calculation of Consideration Received. If any Option and/or Convertible Security is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Corporation (as determined by the Corporation, the “Primary Security”, and such Option and/or Convertible Security, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Convertible Security, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 8(a)(i) or 8(a)(ii) above and (z) the lowest VWAP of the shares of Common Stock on any Trading Day during the five (5) Trading Day period (the “Adjustment Period”) immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Principal Market on a Trading Day, such Trading Day shall be the first Trading Day in such five (5) Trading Day period and if any shares of Series D Convertible Preferred Stock are converted, on any given Conversion Date during any such Adjustment Period, solely with respect to such shares of Series D Convertible Preferred Stock converted on such applicable Conversion Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Conversion Date). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non- surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the holders of at least a majority of the outstanding shares of Series D Convertible Preferred Stock (the “Required Holders”) . If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

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(iv) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b) No Adjustments Below the Floor Price. Notwithstanding anything express or implied in the foregoing provisions of Section 7(a) to the contrary, in no event shall the Conversion Price be reduced to an amount less than the Floor Price. Accordingly, no conversion of shares of Series D Convertible Preferred Stock shall be effected at a Conversion Price below the Floor Price, and any provision that would otherwise result in a Conversion Price below the Floor Price shall be deemed amended, to the minimum extent necessary, so that the Conversion Price equals the Floor Price. For avoidance of doubt, the Floor Price shall constitute an absolute minimum Conversion Price for all purposes under this Certificate of Designation.

Section 8. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series D Convertible Preferred Stock is outstanding, (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series D Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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(b) Fundamental Transaction. If, at any time while any Series D Convertible Preferred Stock is outstanding, (A) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (C) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of the Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of a majority of the outstanding Common Stock, (D) the Corporation, directly or indirectly, in one or more transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (E) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D Convertible Preferred Stock, the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock or other equity securities of the successor or acquiring corporation of the Corporation, if it is the surviving corporation, and any other or additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series D Convertible Preferred Stock is then convertible immediately prior to such Fundamental Transaction (without regard to any beneficial ownership limitation set forth in Section 6(c) above, which shall cease to be applicable at the time of and following the Fundamental Transaction). For purposes of any such subsequent conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration they receive upon any conversion of this Series D Convertible Preferred Stock following such Fundamental Transaction. Notwithstanding the foregoing, if the Alternate Consideration consist solely of cash (a “Fundamental Cash Transaction”), the Holders shall exercise their conversion rights under this Series D Convertible Preferred Stock and such exercise will be deemed effective immediately prior to the consummation of such Fundamental Cash Transaction. If Holders do not so convert this Series D Convertible Preferred Stock, this Series D Convertible Preferred Stock shall automatically convert pursuant to Section 6(a) above, without any action by Holders and without regard to the beneficial ownership limitation set forth in Section 6(c) above immediately prior to the consummation of such Fundamental Cash Transaction. The Corporation shall provide the Holders with written notice of the Fundamental Cash Transaction (together with such reasonable information as the Holders may request in connection with such contemplated transaction giving rise to such notice), which is to be delivered to the Holders not less than 10 days prior to the closing of the Fundamental Cash Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 8(b) and insuring that this Series D Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c) Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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Section 9. Redemption. The Corporation may, at its option, redeem, all outstanding shares of Series D Convertible Preferred Stock in whole, or in part, acquired by a Holder upon not less than five (5) calendar days written notice to such Holder prior to the date fixed for redemption thereof, at a redemption price per share of the Stated Value, plus all declared but unpaid dividends thereon (the “Redemption Price”). Each holder of shares of Series D Convertible Preferred Stock so redeemed, unless such holder has exercised his, her, or its right to convert such shares as provided in Section 6, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If less than all of the shares of Series D Convertible Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series D Convertible Preferred Stock shall promptly be issued to such holder.

Section 10. Transfer. A Holder may transfer such shares of Series D Convertible Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series D Convertible Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 10.

Section 11. Dispute Resolution.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to a, a Conversion Price, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Corporation or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Corporation, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Corporation are unable to promptly resolve such dispute relating to such Conversion Price, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Corporation or such Holder (as the case may be) of such dispute to the Corporation or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

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(ii) Such Holder and the Corporation shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 11 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Corporation fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Corporation and such Holder or otherwise requested by such investment bank, neither the Corporation nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Corporation and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Corporation and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Corporation, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b) Miscellaneous. The Corporation expressly acknowledges and agrees that (i) this Section 11 constitutes an agreement to arbitrate between the Corporation and each Holder (and constitutes an arbitration agreement) under § 5701, et seq. of the Delaware Code Title 10 and that any Holder is authorized to apply for an order to compel arbitration pursuant to Delaware Code Title 10 § 5703 in order to compel compliance with this Section 11, (ii) a dispute relating to a Conversion Price includes, without limitation, disputes as to (A) whether an issuance or sale or deemed issuance or sale of Common Stock occurred under Section 7(a), (B) the consideration per share at which an issuance or deemed issuance of Common Stock occurred, (C) whether any issuance or sale or deemed issuance or sale of Common Stock was an issuance or sale or deemed issuance or sale of Excluded Securities, (D) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (E) whether a Dilutive Issuance occurred, (iii) the terms of this Certificate of Designation and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Certificate of Designation and any other applicable Transaction Documents, (iv) the applicable Holder (and only such Holder with respect to disputes solely relating to such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 11 to the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware in lieu of utilizing the procedures set forth in this Section 11 and (v) nothing in this Section 11 shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 11).

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Section 12. Miscellaneous.

(a) Notices; Currency; Payments

(i) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 5582 Broadcast Court, Sarasota, Florida 34240, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to each Holder, at the principal place of business or principal residence of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:30 p.m. (Eastern time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section between 5:30 p.m. and 11:59 p.m. (Eastern time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(ii) Currency. All dollar amounts referred to in this Certificate of Designation are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Certificate of Designation shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Certificate of Designation, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(iii) Payments. Whenever any payment of cash is to be made by the Corporation to any Person pursuant to this Certificate of Designation, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds pursuant to wire transfer instructions that Holder shall provide to the Corporation in writing from time to time. Whenever any amount expressed to be due by the terms of this Certificate of Designation is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(b) Lost or Mutilated Series D Convertible Preferred Stock Certificate. If a Holder’s Series D Convertible Preferred Stock certificate is mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

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(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series D Convertible Preferred Stock granted hereunder may be waived as to all shares of Series D Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series D Convertible Preferred Stock then outstanding, unless a higher percentage is required by law, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(d) Governing Law. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Except as otherwise required by Section 11 above, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 11 above. THE CORPORATION HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

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(e) Judgment Currency.

(i) If for the purpose of obtaining or enforcing judgment against the Corporation in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 12(e) referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Certificate of Designation, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(A) the date actual payment of the amount due, in the case of any proceeding in the courts of Nevada or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(B) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 12(e)(i)(B) being hereinafter referred to as the “Judgment Conversion Date”).

(ii) If in the case of any proceeding in the court of any jurisdiction referred to in Section 12(e)(i)(B) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(iii) Any amount due from the Corporation under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Certificate of Designation.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted Series D Convertible Preferred Stock. If any shares of Series D Convertible Preferred Stock shall be converted or repurchased or otherwise be acquired by the Corporation, or cash settled pursuant to Section 6(e)(iii) hereof, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Convertible Preferred Stock.

********************

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 18th day of February 18, 2026.

/s/ Steven Shum
By:	Steven Shum
Title:	CEO

Signature Page – Certificate of Designation

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of INVO Fertility, Inc., a Nevada corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Series D Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Nevada on February 18, 2026.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series D Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitations contained in Section 6(c) or Section 6(d) of the Certificate of Designation, is [●]%, based on publicly available information or information provided to the Holder by the Corporation. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion:_______________________________________________

Number of shares of Series D Convertible Preferred Stock owned prior to Conversion: _________

Number of shares of Series D Convertible Preferred Stock to be Converted: _________________

Number of shares of Common Stock to be Issued: ____________________________

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Address for delivery of physical certificates: ________________________________

or

For DWAC Delivery:

DWAC Instructions:

Broker no: ___________________

Account no: _________________

HOLDER

By:
Name:
Title:
Date:

Annex A

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